                                                                    Exhibit 99.1






                                                   NEWS RELEASE
                                                   FOR MORE INFORMATION CONTACT:
                                                   Michael W. Carrie
                                                   Executive Director / CFO
                                                   (248) 312-2000

                                                       FOR IMMEDIATE RELEASE

                 FLAGSTAR REPORTS RECORD FIRST QUARTER RESULTS

     FLAGSTAR ANNOUNCES FIRST QUARTER NET EARNINGS OF $1.32 PER SHARE, UP 62.0% MORTGAGE BANKING OPERATION TURNS IN ANOTHER RECORD QUARTER RETAIL BANKING PROFITS CONTINUE TO INCREASE

Troy, Mich. (April 22, 2003) - Flagstar Bancorp, Inc. (NYSE:FBC), today released record quarterly earnings of $41.3 million, or $1.32 per share - diluted. These earnings compare to $25.5 million, or $0.83 per share - diluted, reported in the comparable 2002 period.

HIGHLIGHTS IN THE QUARTER INCLUDE:

|X|  An annualized return on average equity of 37.82%;

|X|  An annualized return on average assets of 1.86%;

|X| A first quarter annualized balance sheet growth of 63.4%, including an annualized increase of 72.7% in the deposit portfolio and an annualized growth of 30.0% in the investment loan categories;

|X|  Net interest income of $53.6 million, a quarterly record;

|X| A sequential quarter increase of 27 basis points in the net interest margin;

|X|  A record amount of mortgages serviced for others of $22.3 billion;

|X|  Record first quarter mortgage production volume of $15.1 billion;

|X| Record monthly mortgage production volume of $5.3 billion reported for March;

|X|  A first quarter operating efficiency ratio of 44.0%.


                                     (more)

RETAIL BANKING; PROFITS CONTINUE TO INCREASE

The Company's profits from its retail banking operation rose during the quarter primarily because of the 70.6% annualized increase in the level of attributable assets. During the quarter, the retail banking group provided 39.2% of pretax recurring operating earnings compared to 50.0% for all of 2002 and 39.8% reported in the fourth quarter of 2002. The Company opened 4 banking centers during the quarter.

Flagstar's deposits were $5.2 billion at March 31, 2003 compared with $4.4 billion at December 31, 2002 and $3.4 billion at March 31, 2002. At March 31, 2003, transaction account balances, including checking, savings, and money market accounts, represented $1.4 billion, compared with $1.3 billion at December 31, 2002. During the past quarter, the Company has reduced its cost of funds on deposits by 23 basis points.

As a part of its asset-liability management, the Company's $1.3 billion growth in the balance sheet included a $0.8 billion increase in deposits. This increase included a $0.2 billion increase in retail deposits, $0.3 billion increase in public funds and a $0.3 billion increase in wholesale deposits.

The Company's retail certificate of deposit portfolio carries a weighted rate of 3.65% and a weighted term of 21.4 months at March 31, 2003.

The Public Funds Unit, which opened during 2001, totals $1.1 billion in funds from local governmental entities within the Company's retail market area. These deposits carry a weighted rate of 1.81% and a weighted term of 2.3 months at March 31, 2003.

The wholesale deposits are comprised of strategically placed duration specific offerings solicited to a national audience. These deposits carry a weighted rate of 3.36% and a weighted term of 32.5 months at March 31, 2003.

OUTLOOK

"Our primary focus continues to be our development of the retail banking franchise. The growth in the first quarter and the completion of the 2003 scheduled expansion will lessen our reliance on our mortgage origination platform," stated Mark Hammond, president and chief executive officer.

NET INTEREST INCOME VOLUME GROWS WITH BALANCE SHEET INCREASE

Net interest was reported at $53.6 million compared to $49.2 million in the comparable period last year and $44.4 million in the December 2002 quarter. The net interest margin for the quarter was 2.69%, compared with 3.25% for the same period last year. The large decrease in the interest margin was primarily caused by the 131 basis point decrease in the yield on the earning asset portfolio which was not offset by the 75 basis point decrease in liability costs.

On a sequential quarter basis, the Company's net interest income increased because of the $0.8 billion increase in the level of average earning assets and the increase in the net interest margin. The net interest margin increased 27 basis points to 2.69% from the 2.42% recorded in the fourth quarter of 2002.

OUTLOOK

"At the end of 2002, we believed our mortgage investment portfolio and our pipeline of mortgage loans held for sale were at levels that their repricing would dictate the direction of our spreads and margins in 2003. During the current quarter, there was an 11 basis point increase in rate related interest income caused by a more positive utilization of cash flows. This increase was recorded along with a 16 basis point decrease in the cost of our liabilities, causing the 27 basis point increase in our margin", stated Mark T. Hammond.


                                     (more)

RECORD LOAN SALE GAINS

Gains recorded on the sales of mortgage loans reached $90.9 million during the quarter ended March 31, 2003 from $50.8 million in the comparable 2002 period. This increase was attributable to the $4.3 billion increase in the amount of loans sold during the quarter. The gain on sale spread equaled 63 basis points in the first quarter of 2003 versus 57 basis points in the first quarter of 2002 and 61 basis points in the fourth quarter of 2002.

As previously reported, the Company originated a first quarter record $15.1 billion in residential mortgage loans. This production level compares to the $9.3 billion originated in the comparable 2002 period. This increase was primarily attributable to an increase in the amount of mortgage loan refinancings. In March, Flagstar closed a monthly corporate record $5.3 billion in mortgage loans.

OUTLOOK

"The first quarter was our best quarter ever in our mortgage banking operation. We had record monthly originations in March, we begin the second quarter with a record pipeline of locked loans, and the 63 basis point profit margin on our sales is well above expectations. We expect to continue to originate loans at the current monthly pace of approximately $5 billion given the current rate scenario," Mark T. Hammond said.

MORTGAGE SERVICING

     LOANS SERVICED FOR OTHERS

At March 31, 2003, the Company serviced $22.3 billion in loans for others with an additional $11.5 billion of loans sub-serviced for others. This volume is up 3.2% from December 31, 2002 and 46.7% from March 31, 2002. The portfolio contains 162,000 loans that have a weighted rate of 6.37%, a weighted service fee of 34.3 basis points, and a weighted seven months of seasoning. Revenue from the portfolio earned a record $22.2 million during the quarter, up $9.0 million, or 68.2% over the comparable 2002 period.

     MORTGAGE SERVICING RIGHTS

The capitalized value of the servicing portfolio is $181.6 million, or 0.81% of the outstanding balance. The preliminary market value of the portfolio is $243.4 million. During the quarter, no impairment adjustment was made to the book value of the portfolio. The Company wrote off $47.8 million in book value for loan prepayment and amortization.

"We increased the size of our servicing portfolio slightly during the quarter. The retention of a larger portfolio will enhance our earnings potential when rates go up. We have continued to monitor our internal valuation models versus the market pricing on similar portfolios and sold approximately $10.0 billion in servicing during the quarter. Our ability to maintain a larger servicing portfolio is complementary to our retail banking and mortgage origination operations. Our business plan calls for a balancing of each business line to take advantage of the counter cyclical nature of each in order to manage earnings volatility," stated Mark T. Hammond.

ASSET QUALITY

     NON-PERFORMING LOANS

Non-performing loans at March 31, 2003 were $81.3 million, down $0.3 million or 0.2% from year-end and down $7.3 million from March 31, 2002. Total delinquencies in the Company's investment loan portfolio equaled 2.72% at March 31, 2003, compared with 3.69% at December 31, 2002 and 4.50% at March 31, 2002.

Consistent with the Company's business model, 94.7% of non-performing loans were backed by single family homes.
                                     (more)

     PROVISION FOR LOSSES

The provision for losses was increased to $9.5 million for the three months ended March 31, 2003 from $8.2 million during the first quarter of 2002. The provision for losses in the current quarter did not include an increase in the allowance for losses. The comparable 2002 quarter included a $3.0 million increase in the allowance for losses. Net charge-offs were an annualized 1.16% and 0.65% of average investment loans during the three months ended March 31, 2003 and March 31, 2002, respectively. Net charge-offs were 0.72% of average investment loans during 2002.

     ALLOWANCE FOR LOSSES

The allowance for losses totaled $50.0 million at March 31, 2003. The allowance stood at $45.0 million at March 31, 2002. Management believes the increase was appropriate based upon the following factors:

     1. A 40.0% increase in the investment loan portfolio during the twelve months ended March 31, 2003;

     2. The Company's portfolio of non-first lien single family mortgage loans and non-single family mortgage loans has risen $510.1 million, or 58.5% during the twelve months ended March 31, 2003.

The allowance for losses as a percentage of non-performing loans was 61.5% and 50.8% at March 31, 2003 and March 31, 2002, respectively. The allowance for losses as a percentage of investment loans was 1.17% and 1.49% at March 31, 2003 and March 31, 2002, respectively.

BALANCE SHEET AND CAPITAL MANAGEMENT

Consolidated assets at March 31, 2003 were $9.5 billion, compared with $8.2 billion at December 31, 2002 and $6.4 billion at March 31, 2002.

Flagstar's stockholders' equity now stands at $457.9 million, or 4.82% of total assets. The book value of the common stock at March 31, 2003 equaled $15.43 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's Core capital ratio stood at 6.79% and the Total risk-based capital ratio stood at 12.33% at March 31, 2003.

AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held on Wednesday, April 23, 2003 at 11:00 a.m. Eastern Time.

The conference call will also be webcast at http://www.flagstar.com/inside/presentations.jsp

To participate, please telephone at least ten minutes prior at (800) 311-0799.


Flagstar Bancorp, which has $9.5 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar currently operates 91 banking centers with $5.2 billion in total deposits. Flagstar banking centers are located throughout southern Michigan and Indiana. Flagstar also operates 101 loan centers in 21 states and 14 correspondent lending offices across the United States. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.

                                     (more)

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(unaudited, in thousands, except share data)

SUMMARY OF THE CONSOLIDATED STATEMENTS OF EARNINGS                     At or for the three months ended March 31,
                                                                             2003                     2002
                                                                        -------------            -------------
  Interest income                                                       $    124,792             $    114,821
  Interest expense                                                            71,238                   65,663
                                                                        -------------            -------------
Net interest income                                                           53,554                   49,158
  Provision for losses                                                         9,541                    8,174
                                                                        -------------            -------------
Net interest income after provision                                           44,013                   40,984
  Loan servicing fees, net                                                   (25,609)                     780
  Gain on loan sales, net                                                     90,901                   50,824
  Gain on MSR sales, net                                                       1,261                      650    `
  Other income                                                                10,678                    6,457
  Operating expenses                                                          57,571                   60,268
                                                                        -------------            -------------
Earnings before federal income tax                                            63,673                   39,427
  Provision for federal income taxes                                          22,346                   13,904
                                                                        -------------            -------------
Net earnings                                                            $     41,327             $     25,523
                                                                        =============            =============
Basic earnings per share:                                               $       1.40             $       0.89
Diluted earnings per share:                                             $       1.32             $       0.83
Dividends paid per common share                                         $       0.10             $       0.05
Interest rate spread                                                            2.55%                    3.10%
Net interest margin                                                             2.69%                    3.25%

Return on average assets                                                        1.86%                    1.55%
Return on average equity                                                       37.82%                   33.58%
Efficiency ratio                                                               44.02%                   55.87%

Mortgage loans originated or purchased                                  $ 15,062,099             $  9,262,184
Mortgage loans sold                                                     $ 13,253,246             $  8,944,320
Equity/assets ratio (average for the period)                                    4.92%                    4.60%

Ratio of charge-offs to average investment loans                                1.16%                    0.65%


SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:

                                                                           March 31,          December 31,         March 31,
                                                                             2003                2002                2002
                                                                         --------------      -------------       -------------
  Total assets                                                            $ 9,506,721         $ 8,203,702         $ 6,402,675
  Loans available for sale                                                  4,357,802           3,302,212           2,685,184
  Investment loans portfolio, net                                           4,224,196           3,948,682           2,968,356
  Allowance for losses                                                         50,000              50,000              45,000
  Mortgage servicing rights                                                   181,606             230,756             154,865
  Deposits                                                                  5,178,966           4,373,889           3,380,854
  FHLB advances                                                             2,364,597           2,222,000           1,975,000
  Stockholders' equity                                                        457,883             418,946             317,232

OTHER FINANCIAL AND STATISTICAL DATA:

  Equity/assets ratio                                                            4.82%               5.11%               4.95%
  Core capital ratio                                                             6.79%               6.73%               6.70%
  Total risk-based capital ratio                                                12.33%              12.01%              12.45%

  Book value per share                                                    $     15.43         $     14.16         $     10.95
  Shares outstanding                                                           29,666              29,595              28,968

  Mortgage loans serviced for others                                      $22,336,428         $21,586,797         $15,249,763
  Value of mortgage servicing rights                                             0.81%               1.07%               1.02%

  Allowance for losses to problem loans                                          61.5%               61.3%               50.8%
  Allowance for losses to total investment loans                                 1.17%               1.25%               1.49%
  Non performing assets to total assets                                          1.34%               1.54%               2.08%

  Number of  bank branches                                                         91                  87                  74
  Number of loan origination centers                                              101                  92                  73
  Number of correspondent offices                                                  14                  14                  15
  Number of employees                                                           3,777               3,588               3,071

* All statistics that relate to share data have been restated for 3 for 2 stock dividends completed on May 31, 2002.